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                                                                   EXHIBIT 10.5

                      AMENDED AND RESTATED AGREEMENT FOR
                      CONSTRUCTION AND SALE OF A CONDUIT

         THIS AMENDED AND RESTATED CONDUIT SALE AGREEMENT ("Agreement") dated this 11th day of September, 2002, is made by and between Sierra Pacific Communications ("SPC"), a Nevada corporation with offices located at 5860 South Pecos Road, Building G, Suite 100, Las Vegas, Nevada 89120, and Qwest Communications Corporation ("Qwest"), a Delaware corporation, with offices located at 1801 California Street, Denver, Colorado 80202. SPC and Qwest may be referred to individually as a "Party," and collectively may be referred to as the "Parties".

                                   RECITALS

         WHEREAS, Qwest and SPC previously entered into an agreement regarding the subject matter of this Agreement on or about June 29, 2001; and further agree that each Party hereby waives any default of the other Party under such June 29, 2001 agreement.

         WHEREAS, the Parties have agreed to certain changes in the structure of the sale and other terms described in the June 29, 2001 agreement, and agree that agreement shall be replaced in its entirety with this Agreement;

         WHEREAS, SPC is constructing and installing or otherwise procuring a multiple conduit fiber optic system (the "System") of approximately eight hundred twelve (812) miles in length from Sacramento, California to Salt Lake City, Utah, all along public and private right of way more particularly described in Exhibit A (the "Right-of-Way"); and

         WHEREAS, Qwest desires to purchase from SPC the following conduits within the Right of Way along the Route:

         (i) one (1) one-and-one-quarter inch (1.25") conduit of approximately one hundred forty-six (146) miles in length between Sacramento, California and Reno, Nevada ("Leg One");

         (ii) one (1) two inch (2") conduit of approximately three hundred fifty (350) miles in length between Reno, Nevada and Ely, Nevada ("Leg Two");

         (iii) one (1) two inch (2"") conduit of approximately three hundred sixteen (316) miles in length between Ely, Nevada and Salt Lake City, Utah ("Leg Three").

together with the associated vaults, handholes and manholes, and other related facilities within the Route, as set forth in Section 1 herein and on Exhibit B (collectively, the "Conduit System"), and as constructed pursuant to the specifications attached hereto as Exhibit G (the "Specifications").

         NOW THEREFORE, for and in consideration of the Recitals and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and

Amended and Restated Agreement   Page 1 of 28          As of September 11, 2002
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sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       Sale of the Conduit

         1.01 Purchase and Sale. Subject to the terms and conditions of this Agreement, SPC agrees to convey to Qwest, and Qwest agrees to purchase from SPC, the Conduit System. SPC shall use commercial best efforts to effect the completion of the Conduit System according to the schedule set forth on Exhibit E (the "Scheduled Completion Dates"). SPC shall provide Qwest as-built drawings within sixty (60) days following the Acceptance Date as defined in
Section 3.02.

         1.02 Access and Maintenance. The Parties acknowledge that SPC will install, or cause to be installed, handholes or manholes at standard intervals along the Route in accordance with the Specifications. To the extent SPC has such rights and as further set forth in Section 2.06, SPC shall convey to Qwest any and all access rights to the Conduit System, and Qwest shall maintain any fiber optic cable contained therein; provided, however, such access is conditioned upon Qwest complying with any access protocols. In addition, Qwest shall also have such access to all vaults, handholes, manholes and other facilities where such access is commonly shared by SPC and other telecommunications facility users and collocators within the Right of Way along the Route, subject to STA access protocols as stated in Maintenance Agreement.

         1.03 Maintenance. Concurrent with the Final Payment, Qwest and SPC shall execute a maintenance agreement, in the form of Exhibit F hereto, for the maintenance, repair, and relocation of the Conduit System (excluding fiber optic cable) in accordance with the Specifications (the "Maintenance Agreement"). Qwest's obligation to purchase said maintenance from SPC shall be limited to one (1) two (2) year term with monthly payments equal to $24,000 per month, commencing on the effective date of this Agreement. The first payment shall be prorated to reflect a partial month, if applicable. Qwest shall have the option to renew the Maintenance Agreement at the same monthly rate and in one-year increments for a total of two (2) renewal years. At such time as Qwest places fiber in the Conduit system, the Parties agree to modify the specifications and procedures of the Maintenance Agreement as appropriate to address the presence of such fiber.

         1.04 Additional Associated Property. Provided that Qwest gives SPC written notice of additional requirements prior to the completion of construction of the standard handholes or manholes, SPC will install or cause to be installed, if any such installation does not materially interfere with the existing facilities of SPC and is otherwise reasonably practicable as determined by SPC in its reasonable discretion, additional handholes or manholes at such other locations as requested by Qwest at Qwest's expense. Prior to installing such handholes or manholes, SPC shall notify Qwest of whether such handholes or manholes are subject to rights of way requirements of private entities, or subject to approval by permitting agencies and governmental authorities. Based on such information, Qwest may elect not to install the additional handholes or manholes. If Qwest elects to install additional handholes or manholes, Qwest shall pay SPC all direct costs and out-of-pocket expenses associated with such additional work plus a management fee equal to fifteen percent (15%) of such costs.

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2.       Payment

         2.01 Total Purchase Price. Qwest shall pay SPC twenty million and no/100 dollars (US$20,000,000.00) for the Conduit System (the "Total Purchase Price") as set forth in this Section 2.

         2.02 First Payment. Qwest has already paid to SPC, and SPC acknowledges the receipt thereof, the sum of four million nine hundred eighty-eight thousand seven hundred eighty four and no/100 dollars (US$4,988,784.00) (the "First Payment").

         2.03 Second Payment. Qwest shall pay SPC by wire transfer of immediately available funds the sum of five million eleven thousand two hundred sixteen and no/100 dollars (US$5,011,216.00) immediately upon the execution of this Agreement by both Parties (the "Second Payment").

         2.04 Final Payment. Final payment due for the conduit system shall be ten million and no/100 dollars (US $10,000,000.00) payable as set forth below (the "Final Payment"). Qwest shall pay SPC by wire transfer of immediately available funds the sum of nine million four hundred thousand and no/100 dollars (US$9,400,000.00) payable on the Acceptance Date (as defined in Section 3.03 below). Upon receipt of said $9,400,00.00, SPC shall promptly transfer title to the Conduit System to Qwest via a bill of sale in the form attached as Exhibit C upon receipt of the Final Payment. Qwest shall hold back ("Hold Back") an amount of six hundred thousand and no/100 dollars until SPC delivers the as-built drawings as set forth in section 1.01 and shall pay by wire transfer of immediately available funds such Hold Back amount upon receipt of the as built drawings

         2.05 Security. SPC hereby grants Qwest a security interest in (i) the Conduit System, (ii) all equipment, goods and materials purchased or otherwise obtained for use in the Conduit System, and (iii) SPC's transferable occupancy rights in the Right-of-Way in so far as such rights extend to the Conduit System, to secure payments made by Qwest to SPC, and SPC's performance, under this Agreement.

SPC hereby warrants and covenants that the security interests granted to Qwest in this Section 2.05 are (i) a first-priority security interest in Legs One and Two of the Conduit System, (ii) a security interest in Leg Three of Conduit System and (iii) a security interest in SPC's transferable occupancy rights in the Right-of-Way in so far as such rights extend to the Conduit System, to secure payments made by Qwest to SPC, and SPC's performance, under this Agreement. Qwest agrees and acknowledges that the enforcement of the security interest granted to Qwest in this Section 2.05 is subject to the terms and conditions of Section 4.01(a) of this Agreement. Qwest agrees to immediately create, modify, amend, cancel and perfect any existing security interests to bring them into accordance with this Agreement.

SPC shall take all reasonable action requested by Qwest to assist Qwest in the perfection of the security interest granted to Qwest herein. Immediately upon the first to occur of (i) SPC's transfer of title to the Conduit System via bill of sale as provided hereunder, or (ii) Qwest's default under Section 4.01(b) of this Agreement, the security interest granted herein shall immediately extinguish and terminate and be of no further force or effect.

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         2.06     Right of Way. Promptly following full payment of the Final
Payment to SPC, SPC shall partially assign to Qwest the assignable occupancy rights in the Right-of-Way occupied by the Conduit System to the extent such rights are legally transferable; provided, however, Qwest shall cooperate with SPC in obtaining any required consents to such transfers from private entities or governmental authorities, and shall be responsible for its share of any annual recurring fees charged in connection with such occupancy rights. SPC will convey such rights by way of occupancy agreements. If SPC's occupancy rights cannot be assigned directly to Qwest, then SPC shall grant, to the extent permissible under applicable law and underlying rights of way agreements, access rights to Qwest through license, indefeasible right of use or otherwise so that it may access the Conduit System to operate, maintain, and repair the Conduit System and install, maintain, and repair fiber optic cable in the Conduit System. If SPC cannot grant the full rights to access, operate, maintain and repair the Conduit System, then SPC shall agree to perform, or cause to be performed, such services, not allowed or permitted to be performed by Qwest, on Qwest's behalf at customary and reasonable costs and timeframes.

         2.07 AMP Sites. For that portion of the Conduit System located in Nevada and Utah, SPC shall provide Qwest with (i) a 20 year IRU for a minimum of one-half (1/2) acre (Qwest Space) at each of the applicable AMP sites described on Exhibit H, and shall deliver said IRUs to Qwest upon receipt of Final Payment (ii) all easements, permits and associated rights of way necessary for Qwest to utilize said Qwest Space as is customary, and shall deliver said easements, permits and associated rights of way necessary for Qwest to utilize said Qwest Space as is customary to Qwest upon receipt of Final Payment (iii) 48V DC power at $10 and amp per month at each Qwest Space, at a minimum of 200 amps per site, with an option for Qwest to increase the amperage within the Regen sites at the same cost per each additional amp. Qwest shall indemnify SPC for any damage to persons or property in connection with its access to, and use and occupancy of, such space on the site, in conformity with Qwest's indemnification obligations set forth in Section 6.06. Qwest agrees to pay its pro rata share of the total of the acquisition price and acquisition costs specific to each such regeneration or AMP site, including but not necessarily limited to costs associated with government permits, licenses, and other authorizations, environmental reviews, physical inspections, and due diligence investigations for each site. Such pro rata share shall be equivalent to Qwest's proportionate share of such costs based on the total square acreage of the land to be used by Qwest as compared to the total square acreage of the land actually permitted or licensed to SPC. SPC shall acquire the use of said property on behalf of SPC and Qwest and convey to Qwest its portion through assignment, license, indefeasible right of use or similar instrument upon receipt of the Final Payment.

         2.08 Interest Rate. If Qwest fails to make any payment under this Agreement when due, then such payment shall accrue interest both before and after judgment at the lower of (i) the highest rate permitted by law, or (ii) one (1%) per month.

3.       Conduit System Completion

         3.01 Completion of the Conduit System. When SPC has determined that the Conduit System has been constructed and installed substantially in conformity with the Specifications, SPC shall provide Qwest a written notice of the same of the Conduit System (a "Completion Notice"). SPC's delivery of the Completion Notice shall constitute SPC's representation and warranty to Qwest
(i) that the Conduit System has been constructed and installed substantially in

Amended and Restated Agreement   Page 4 of 28          As of September 11, 2002
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conformity with the Specifications, (ii) that all costs and expenses of construction have been paid, and (iii) that the Conduit System has been tested and is in good working order.

         3.02 Acceptance of the Conduit System. Within fifteen (15) days of receipt of a Completion Notice, Qwest shall either accept or reject the Completion Notice (specifying in reasonable detail the defect in the applicable specifications) by delivery of written notice to SPC. In the event Qwest rejects the Completion Notice, SPC shall promptly commence to remedy, or cause to remedy, any nonconforming item. Thereafter, SPC shall again provide Qwest a Completion Notice and the foregoing procedure shall again apply. If SPC disputes the rejection by Qwest, the Parties shall immediately implement Dispute Resolution as set forth in Section 6.20. Any failure of Qwest to timely reject a Completion Notice shall be deemed to constitute final acceptance for purposes of this Agreement and in such event Qwest shall be deemed to have accepted the Conduit System, as applicable, on the fifteenth day after delivery of the Completion Notice.

         3.03 Acceptance Date. The acceptance date (the "Acceptance Date") shall be defined as the later of (i) February 1, 2003 or (ii) thirty (30) days following acceptance of the Completion Notice with respect to the Conduit System as set forth in Section 3.02.

         3.04 Fiber Installation. Qwest shall perform all work with respect to the pulling, splicing and testing of the fiber optic cable within the Conduit System

4.       Default and Termination Provisions.

         4.01 Default. Except as set forth below, neither Party shall be in default under this Agreement herein unless and until the Party shall have received written notice of such default from the other Party, and shall have failed to cure the same within thirty (30) days after receipt of such notice. Any event of default may be waived under the terms of this Agreement at the other Party's option. Events of default and the remedies of the parties shall include, but not be limited to, the following:

                  (a) Failure to Complete the Conduit System or Other Failure of SPC. If Qwest has not received a Completion Notice by June 30, 2003 (with no cure period allowed), or upon SPC's breach of any other term or condition of this Agreement and its failure to cure such breach, Qwest's sole remedy shall be the right to immediately terminate this Agreement and enforce the security interest granted to Qwest in Section 2.05 of this Agreement and/or cause SPC to transfer clear title and ownership of the Conduit System to Qwest as follows:

                           (i) Qwest may enforce its security interest against, and/or cause SPC to transfer to Qwest clear title and ownership to Legs One and Two of the Conduit System, including SPC's transferable occupancy rights in the Right-of-Way to Legs One and Two; and

                           (ii) Upon Qwest's payment of Ten Million Dollars ($10,000,000.00) to SPC, Qwest may enforce its security against, and/ or cause SPC to transfer clear title and

Amended and Restated Agreement   Page 5 of 28          As of September 11, 2002
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         ownership to Leg Three of the Conduit System, including SPC's transferable occupancy rights in the Right-of-Way to Leg Three.

                  (b) Failure to Make Payment. Upon the failure by Qwest to timely cure any undisputed payment default after notice thereof from SPC, Qwest shall immediately forfeit any right, title or interest in any portion of the Conduit System, its security interest in the Conduit System shall immediately extinguish and terminate and be of no further force or effect, and SPC shall retain all amounts paid by Qwest through the date of default. The foregoing shall not mitigate or reduce any claim SPC may have for any amounts due and owing it by Qwest pursuant to the terms and conditions of this Agreement.

5.       Legal Requirements.

         5.01 Authorizations; Compliance. To the best of SPC's knowledge, SPC is permitted to install and locate the Conduit System and Qwest is permitted to own, operate, maintain, remove, repair and reinstall the Conduit System as provided under this Agreement. SPC shall assign to Qwest any and all underlying rights, permits, licenses and governmental approvals to the extent permitted. Qwest shall be responsible for obtaining any and all underlying rights, permits, licenses and governmental approvals that are required for Qwest use, operation and ownership of the Conduit System subsequent to the Acceptance Date. In implementing the terms of this Agreement, SPC and Qwest agree to comply with all applicable local, municipal, state or federal laws, rules, regulations and orders.

         5.02 Permittee Agreement. Qwest acknowledges and agrees that all rights of Qwest with respect to that segment of the Route that is upon and within rights-of-way owned or controlled by the Nevada Department of Transportation ("NDOT") are dependent upon and subject to SPC's rights under that certain June 29, 2001 Permittee Agreement between NDOT and SPC. Qwest agrees that it will not do any act or thing that will cause or result in a default by SPC under the Permittee Agreement. This Agreement shall be subject to all terms, conditions, and provisions of the Permittee Agreement, and Qwest hereby binds itself to and agrees, with respect to the Conduit System located within NDOT rights of way, to all terms and provisions of the Permittee Agreement applicable thereto, which are hereby incorporated by reference. Additionally, attached as Exhibit D is form release language, which is required by NDOT to be incorporated into this Agreement.

         5.03 Taxes. Qwest shall pay all taxes, fees and other impositions, including without limitation personal property taxes, value added and gross receipts taxes, which are assessed on the Conduit System after the relevant Acceptance Date. SPC shall be responsible for all taxes imposed on the Conduit System prior to the relevant Acceptance Date.

         5.04 Confidentiality. This Agreement and all materials, maps, and other documents which are disclosed by one party to the other in fulfilling the provisions and intent of this Agreement, are and shall be confidential ("Confidential Information"). Neither party shall divulge or otherwise disclose Confidential Information to any third party without the prior written consent of the other party except as required for the implementation of this Agreement, and to auditors, attorneys, financial advisors, lenders and prospective lenders, provided that in

Amended and Restated Agreement   Page 6 of 28          As of September 11, 2002
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each case the recipient agrees in writing to be bound by the confidentiality provisions set forth in this Section 4.04. A party may also disclose Confidential Information without the prior written consent of the other party if required by a court order or as otherwise required by law or in any legal or arbitration proceeding relating to this Agreement; provided, however, that in such case, the disclosing party shall give the other party five (5) days' written notice of such disclosure to allow such party to seek a protective order or otherwise prevent or protect such disclosure.

6.       General

         6.01 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be given by United States first class mail, postage prepaid, registered or certified, return receipt requested], or by hand delivery (including by means of a professional messenger service) addressed as follows:

                      To SPC:       Sierra Pacific Communications
                                    P.O. Box 300088
                                    Reno, NV 89520
                                    Attention:  Manager, Facilities

              With a copy to:       Sierra Pacific Communications
                                    Associate General Counsel
                                    Nevada Power Company M/S 3A
                                    P.O. Box 230
                                    Las Vegas, NV  89151

                    To Qwest:       Qwest Communications Corporation
                                    13952 Denver West Parkway
                                    Building 53, Suite 200
                                    Denver, CO 80401.
                                    Attention: Vice President of Outside Plant
                                    Construction

              With a copy to:       Qwest Law Department
                                    1801 California Street, Suite 3800
                                    Denver, Colorado 80202
                                    Attention:  Procurement Attorney

         Any such notice or other communication shall be deemed to be effective when actually received or refused. Either party may by similar notice given change the address to which future notices or other communications shall be sent.

         6.02 Modification. This Agreement may not be rescinded, amended or otherwise modified except by a writing executed by an authorized representative of both SPC and Qwest.

         6.03 Assignment. Neither party shall assign or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the express written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may assign or otherwise transfer without the express

Amended and Restated Agreement   Page 7 of 28          As of September 11, 2002
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written consent of the other in connection with: (i) any disposition of all or substantially all of the assets of either party; (ii) any merger, consolidation or reorganization of either party; (iii) any assignment, in whole or in part, to any subsidiary, parent company or other affiliate of either party; (iv) any collateral assignment, security interest or pledge of this Agreement to a lender. In any event the assignor shall remain obligated to the other party under the terms of this Agreement unless the other party releases and discharges the assignor in writing.

         6.04 Warranties. SPC represents and warrants that Qwest shall receive title to the personal property that comprises the Conduit System free and clear of all encumbrances, including any mechanics or material liens, except as may be specifically provided in Section 6.14(c). SPC warrants that all construction of the Conduit System shall have been performed in a manner consistent with telecommunication industry standards and the Specifications. All warranties made under this Section 6.04 shall be true and correct as of the Acceptance Date and shall survive expiration or termination of this Agreement for a period of one (1) year from the Acceptance Date. EXCEPT AS SET FORTH IN THIS SECTION 6.04, SPC MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDUIT SYSTEM, INCLUDING ANY WARRANTY OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED. THE WARRANTIES SET FORTH IN THIS AGREEMENT CONSTITUTE THE ONLY WARRANTIES MADE BY SPC TO QWEST WITH RESPECT TO THIS AGREEMENT AND ARE MADE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED. If Qwest discovers any defect in the Conduit System within one (1) year of the Acceptance Date, Qwest shall notify SPC in writing of the same and SPC shall, within thirty (30) days of receiving such notice, correct or cause to be corrected any defect at SPC's cost and expense. If the defect is of a nature that will cause immediate damage or harm to the Conduit System, Qwest shall notify SPC of the same and SPC shall use reasonable commercial efforts to have any defect repaired within forty-eight (48) hours of receiving such notice or, if SPC cannot have the defect repaired within forty-eight (48) hours of receiving notice, Qwest may repair the defect at SPC's cost. Additionally, SPC agrees to pass on and assign to Qwest any warranty it may have received from the manufacturer or supplier, to the extent that such warranty is assignable.

         6.05 Insurance. Each Party shall procure and maintain in force, at its own expense, insurance coverage in amounts that a reasonably prudent business person would maintain considering the obligations of the parties hereunder but in no event less than coverage of the following types and limits:
(a) workers' compensation as required by applicable law; (b) employer's liability with minimum limits of $1,000,000; (c) general liability with minimum limits of $2,000,000; and (d) automobile liability with minimum limits of $2,000,000. Such required insurance shall be obtained through insurers reasonably acceptable to the other party and licensed to conduct business in the jurisdiction. Each party shall obtain from the insurance companies providing the coverage required by this Agreement, the permission of such insurers to allow such party to waive all rights of subrogation and each party does hereby waive all such subrogation rights. Both parties expressly acknowledge that a party shall be deemed to be in compliance with the provisions of this Section 6.05 if it maintains a state-approved self-insurance program providing for a retention of up to $1,000,000, and covers any excess coverage requirements under subsections (a) - (d) above with insurance

Amended and Restated Agreement   Page 8 of 28          As of September 11, 2002
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         6.06     Indemnity. Each Party hereby agrees to indemnify, defend,
protect and hold harmless the other party, its employees, agents, officers and directors (the "Indemnified Persons"), from and against, and assumes liability for, all suits, actions, damages or claims of any character brought against the Indemnified Persons because of any damage received or sustained by any persons or tangible property which in whole or in part arise on account of (i) the negligent acts or omissions or willful misconduct of the indemnifying Party in the performance of or related to the indemnifying Party's duties or obligations under this Agreement, or (ii) a breach of this Agreement. Notwithstanding the termination of this Agreement for any reason, the provisions in this paragraph shall survive such termination.

         6.07 Complete Agreement. This Agreement represents the entire understanding between SPC and Qwest with respect to the installation and sale of the Conduit System covered hereunder and incorporate all prior and contemporaneous understandings, whether written or oral, between the parties. This Agreement supersedes all other prior oral or written agreements concerning the installation and sale of the Conduit System covered hereunder. This Agreement may not be rescinded, amended, or otherwise modified except in writing executed by the authorized representatives of both parties.

         6.08 No Personal Liability. Each action or claim against any party arising under or relating to this Agreement shall be made only against such party as a corporation, and any liability relating thereto shall be enforceable only against the corporate assets of such party. No party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer, director or agent of the other party. Each of such persons is an intended beneficiary of the mutual promises set forth in this Section and shall be entitled to enforce the obligations or provisions of this Section.

         6.09 Attorneys' Fees. Subject to Sections 3.02 and 6.19 , in the event any suit or action is brought by a party under this Agreement to enforce any of its terms, or in an appeal therefrom, the prevailing party will be entitled to have the other party pay its reasonable attorneys' fees, as fixed by the trial court and/or appellate court, whichever the case may be.

         6.10 Damages; Limitation of Liability. Notwithstanding any provision of this Agreement to the contrary, neither party shall be liable to the other party for any loss of profits or indirect, incidental, consequential, punitive or exemplary damages of any type whatsoever arising under or related to this agreement. The parties expressly agree that damages of the types referenced in the immediately preceding sentence do not include damages for termination of contract provided under Section 4 of this Agreement. The parties further agree that no claim for losses or damages whatsoever in connection with this Agreement shall be made more than two (2) years after the date that the event giving rise to such claim is known or reasonably should have been known to the party making such claim.

         6.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

         6.12 Severability. In the event that any provision of this Agreement is held unenforceable or invalid, the remainder of the Agreement shall remain in full force and effect,

Amended and Restated Agreement   Page 9 of 28          As of September 11, 2002
and that the unenforceable or invalid provision be replaced with a reasonable provision that most closely reflects the intention of the parties.

         6.13 Governing Law. This Agreement shall be governed by the laws of the State of Nevada, without reference to conflicts of law principles.

         6.14     SPC's Representations and Warranties.   SPC represents and
warrants that:

                  (a) SPC is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation. SPC has full power and lawful authority to enter into this Agreement and consummate the transactions contemplated by this Agreement.

                  (b) As of the Acceptance Date, SPC has good and marketable title to the personal property which comprises the Conduit System, free and clear of all liens, claims and encumbrances.

                  (c) To the best of SPC's knowledge and except as otherwise set forth in Exhibit G, neither SPC nor the Conduit System is subject to any pending or threatened litigation, proceeding or administrative investigation.

                  (d) To the best of SPC's knowledge and as of the Acceptance Date, the Conduit System complies with all applicable laws.

                  (e) As of the Acceptance Date, there are no parties in possession of any of the Conduit System, and there are no other rights of possession to or use of the Conduit System which have been granted to any third party or parties, except where access is commonly shared by SPC and other telecommunications facility users and collocators within the Right of Way along the Route.

                  (f) As of the Acceptance Date SPC has not granted to any party any option, contract or other agreement with respect to the purchase or sale of the Conduit System.

                  (g) To the best of SPC's knowledge, there are no pending or threatened condemnations or similar proceedings affecting any of the Conduit System and, to the best of SPC's knowledge, no such proceeding is contemplated by any governmental authority. SPC has no knowledge i) that the Conduit System is situated within any special assessment district, or ii) of any proposal under which the Conduit System is to be placed in any such special assessment district.

                  (h) To the best of SPC's knowledge and provided Qwest performs its transactional and continuing obligations under this Agreement, the entering into and consummation of the transactions contemplated hereby will not conflict with or, with or without notice or the passage of time or both, constitute a default under, any contract, lease or other agreement, including, without limitation, the contracts to which SPC is a party or by which SPC may be bound or any laws affecting SPC or the Conduit System. This Agreement and all documents referenced herein to be executed by SPC are and shall be valid and legally binding obligations of SPC.

Amended and Restated Agreement   Page 10 of 28         As of September 11, 2002

                  (i) To the best of SPC's knowledge, (i) all representations and warranties made by SPC in this Agreement, and all information contained in any statement, document or certificate furnished to Qwest in connection with this transaction, are free from any untrue statement of material fact and do not omit to state any material facts necessary to make the statements contained herein or therein not misleading; and (ii) the copies of any documents furnished to Qwest in connection with this transaction are true and complete copies of the documents they purport to be. Each of the representations and warranties of SPC contained in this Agreement are acknowledged by SPC to be material and to be relied upon by Qwest in proceeding with this transaction, shall be deemed to have been remade by SPC as of the Acceptance Date and shall survive the Acceptance Date.

         6.16 Qwest's Representations and Warranties. Qwest represents and warrants that:

                  (a) Qwest is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation, and has or will have the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Prior to the date of execution of this Agreement, this Agreement will have been duly authorized by all necessary corporate action on the part of the Qwest. This Agreement constitutes the legal, valid and binding obligation of Qwest, enforceable against Qwest in accordance with its terms.

                  (b) No third party approval or consent is required to enter into this Agreement or the documents referenced herein or to consummate the transactions contemplated hereby. To the best of Qwest's knowledge, the entering into and consummation of the transactions contemplated hereby will not conflict with or, with or without notice or the passage of time or both, constitute a default under, any contract, lease or other agreement, including, without limitation, the contracts to which Qwest is a party or by which Qwest may be bound or any laws affecting Qwest. This Agreement and all documents referenced herein to be executed by Qwest are and shall be valid and legally binding obligations of Qwest.

                  (c) All representations and warranties made by Qwest in this Agreement, and all information contained in any statement, document or certificate furnished to SPC in connection with this transaction, are free from any untrue statement of material fact and do not omit to state any material facts necessary to make the statements contained herein or therein not misleading. The copies of any documents furnished to SPC in connection with this transaction are true and complete copies of the documents they purport to be. Each of the representations and warranties of Qwest contained in this Agreement are acknowledged by Qwest to be material and to be relied upon by SPC in proceeding with this transaction, shall be deemed to have been remade by Qwest as of the Acceptance Date and shall survive the Acceptance Date.

         6.17 Conditions to Qwest's Obligations. Qwest's obligations under this Agreement are subject to the satisfaction, on the Acceptance Date, of each of the following conditions, any of which may be waived in writing by
Qwest:

Amended and Restated Agreement   Page 11 of 28         As of September 11, 2002

                  (a) SPC will have fully complied with and performed all of its obligations under this Agreement.

                  (b) All representations of SPC in this Agreement will be true and complete as of the date when given and on the Acceptance Date.

                  (c) All consents, approvals and waivers required to consummate the transactions contemplated by this Agreement will have been obtained in writing by SPC.

         6.18 Conditions to SPC's Obligations. SPC's obligations under this Agreement are subject to the satisfaction, on the Acceptance Date, of each of the following conditions, any of which may be waived in writing by SPC:

                  (a) Qwest will have fully complied with and performed all of its obligations under this Agreement.

                  (b) All representations of Qwest in this Agreement will be true and complete as of the date when given and on the Acceptance Date.

                  (c) All consents, approvals and waivers required to consummate the transactions contemplated by this Agreement will have been obtained in writing by Qwest.

         6.19 Risk of Loss. If, prior to the Scheduled Completion Date, the Conduit System or any portion thereof is destroyed by any casualty or is the subject of a taking, SPC may repair or replace the affected potion of the Conduit System and, in such event, all the terms and conditions of this Agreement shall remain in full force and effect. If SPC chooses not to repair the Conduit System, then Qwest will have the option, to be exercised within twenty (20) days following the date on which SPC notifies Qwest in writing that it will not repair or replace the affected portion of the Conduit System, to
(a) terminate this Agreement and receive from SPC, within ten (10) days of providing SPC with notice of such termination, any portion of the Purchase Price which Qwest paid to SPC as of the date of the destruction or taking, or
(b) deduct from the Purchase Price the value of that portion of the Conduit System which was so destroyed or taken as is mutually agreed to by Qwest and SPC or, in the event of disagreement, the amount determined by an arbitrator or appraiser mutually agreeable to Qwest and SPC, and to otherwise consummate this transaction.

         6.20 Dispute Resolution. Except for an action seeking a temporary restraining order or injunction, or suit to compel compliance with this dispute resolution process, the Parties agree to exclusively use the dispute resolution procedures set forth in this Section 6.20 with respect to any controversy or claim arising out of or relating to this Agreement. For a period of forty-five
(45) days after notice from either Party, the Parties shall attempt in good faith to resolve the dispute by direct negotiation of representatives of the Parties. If the Parties do not resolve the dispute within such period, such dispute shall be resolved by arbitration in a location agreed to by the parties and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Federal Arbitration Act, 9 U.S.C. Section 1-15, not state law, shall govern the arbitrability of all claims, the arbitration shall be held in the jurisdiction of the Party against whom the arbitration is filed Judgment on any award rendered by the arbitrator under this

Amended and Restated Agreement   Page 12 of 28         As of September 11, 2002

Section may be entered in any court having jurisdiction thereof. No award rendered under this Section, shall include indirect, consequential, special or punitive damages. If any party files a judicial or administrative action asserting claims subject to arbitration as prescribed herein, and another party successfully stays such action or compels arbitration of said claims, the party filing said action shall pay the other party's costs and expenses incurred in seeking such stay or compelling arbitration, including reasonable attorneys' fees.

         6.21 Force Majeure. Neither party shall be liable to the other party, and each party's performance under this Agreement shall be excused, if and to the extent that any failure or delay in such party's performance of one or more of its obligations hereunder is caused by any of the following conditions, and such party's performance of such obligation or obligations shall be excused and extended for and during the period of any such delay: act of God; fire; flood; fiber, cable, conduit, or other material failures, shortages or unavailability or other delay in delivery not resulting from the responsible party's failure to timely place orders therefor; lack of or delay in transportation; the effect of applicable laws, or the imposition of any governmental codes, ordinances, laws, rules, regulations or restrictions, or delay in governmental authorizations; war or civil disorder; strikes or other labor disputes; failure of a third party to grant or recognize an underlying right (provided that SPC has made timely and reasonable commercial efforts to obtain the same); or any other cause beyond the reasonable control of such party. The party claiming relief under this Section shall notify the other in writing of the existence of the event relied on and the cessation or termination of said event, and the party claiming relief shall exercise reasonable commercial efforts to minimize the time of any such delay.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

QWEST COMMUNICATIONS                         SIERRA PACIFIC COMMUNICATIONS
CORPORATION

By: __________________________________       By:_______________________________

Name: ________________________________       Name:  RICHARD J. COYLE, JR.

Title: _______________________________       Title: President

Amended and Restated Agreement   Page 13 of 28        As of September 11, 2002

                                    EXHIBIT A

                             MAP OF THE RIGHT-OF-WAY

                                    [GRAPHIC]

Amended and Restated Agreement   Page 14 of 28          As of September 11, 2002

                                    EXHIBIT B

                               THE CONDUIT SYSTEM

                     VERDI, NEVADA TO SACRAMENTO, CALIFORNIA

         This portion of the route consists of approximately 131 miles (691,680') in length. The telecommunications system along the route from the Union Pacific Railroad milepost 227, approximately 8/10 of a mile east of the California - Nevada State Line near Verdi Nevada to Hirshdale Road UPRR MP 218.3, approximately 11 miles (58,080'). From Hirshdale Road to West Truckee, approximately 16.5 miles (87,120'). West Truckee to Soda Spring, approximately
6.8 miles (35,904'). Soda Springs to Cisco Grove approximately 9.1 miles (48,048'). Cisco Grove to Blue Canyon approximately 12 miles (63,360'). Blue Canyon to Colfax UPRR MP 142, approximately 21 miles (110,880'). UPRR MP 142 to Sacramento UPRR MP 89 approximately 53.7 mile (283,536'). Sacramento UPRR MP 89 to 1005 North B Street approximately 1 mile (5280').

                                   RENO METRO

         The fiber optic cable line will start .8 of a mile from the California border into Nevada and ties in with a Williams handhole between UPRR and 1-80 and ends at the Wells Fargo building at 200 South Virginia Street. Phase II begins at 200 South Virginia Street, Wells Fargo building, and ends at South Meadows Parkway.

                                    LONG HAUL

         The fiber optic cable line will start at the intersection of South Meadows Parkway and South Virginia Street in Reno and follow the highway right-of-way south from Reno along U.S. highway 395 to East Lake Boulevard. From East Lake Boulevard, the cable will continue southward along a corridor to Goni Road and then to Arrowhead Drive in Carson City. At Arrowhead Drive it will head eastward to US Highway 50 and continue east crossing the rest of Nevada, passing through the cities of Fallon, Austin, Eureka, and Ely and continuing into Delta Utah. At Delta the route would follow US Highway 6 northeastward to State Route 132 In Lynndyl, Utah. At State Route 132 the cable would continue northeast to just west of Nephi, Utah, where it would intersect State Route 91. On State Route 91 the fiber optic cable would continue northward through Mona to Santaquin, Utah. The cable would then head northeast, following side roads and a portion of State Route 115 on the west side of Interstate 15 (1-15). Just north of Spanish Fork the fiber optic cable would cross under 1-15 and tie in with another fiber optic cable system on 4800 South, approximately 0.2 miles east of 1-15. The route would then continue north on I-15 to Provo, UT, run along city streets into the Provo POP located at the corner of East 100 and North 100, then along city streets to I-15, then north on I-15 to the vicinity of the Bangerter Highway, north to west 700 south, along city streets to 161 Regent Street, north on Regent Street to the termination point at 100 South State Street.

                                   CALIFORNIA

-        Verdi Nevada on UPRR MP 227 to MP 218.3 at Hirshdale Rd. spread 5.1.

-        Hirshdale Rd. to West Truckee, spread 5.2.

-        West Truckee to Soda Springs, spread 5.3

-        Soda Springs to Cisco Grove, spread 5.4

-        Cisco Grove to Blue Canyon, spread 5.5

Amended and Restated Agreement   Page 15 of 28         As of September 11, 2002

-        Blue Canyon to Colfax UPRR MP 142, spread 5.6

-        Colfax UPRR MP 142 to Sacramento UPRR 89, spread 6

-        Sacramento UPRR 89 to 1005 North "B" Street, Sacramento Ca, spread 7

                                     NEVADA

-        Reno Metro, Phase 1 is approximately 74,406 feet

-        Phase 2 is approximately 51,069 feet.

- Spread 1, South Meadow Parkway to Lyon County line Is approximately 321,496 feet.

- Spread 2, Churchill County line to the Lander County line is approximately 567,791 feet.

- Spread 3, Lender County line to the White Pine County line is approximately 578,458 feet.

- Spread 4, White Pine County to Utah border is approximately 702,319 feet.

                                      UTAH

- Spread 5, Millard County at the Nevada/Utah border to Juab County line is approximately 616,238 feet.

- Spread 6, Juab County line to north of Spanish Fork approximately 0.2 miles east of 1-15 end is approximately 355,097 feet.

-        Spanish Fork to Provo, UT approximately 7.95 miles (42,000 feet).

- Provo north to Salt Lake City, UT approximately 59.14 miles (312,265 feet).

Amended and Restated Agreement   Page 16 of 28         As of September 11, 2002

                                    EXHIBIT C

                                  BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sierra Pacific Communications, a Nevada corporation ("SPC"), does hereby sell, transfer, and convey to Qwest Communications Corporation, a Delaware corporation ("Qwest"), all right, title and interest in the following personal property:

                  (i) one (1) one-and-one-quarter inch (1.25") conduit of approximately one hundred forty-six (146) miles in length between Sacramento, California and Reno, Nevada;

                  (ii) one (1) two inch (2") conduit of approximately three hundred fifty (350) miles in length between Reno, Nevada and Ely, Nevada;

                  (iii) one (1) two inch (2"") conduit of approximately three hundred sixteen (316) miles in length between Ely, Nevada and Salt Lake City, Utah;

                  (iv) together with the associated vaults, handholes and manholes, and other related facilities within the Route as set forth in Exhibit B

(the "Conduit System"), installed on approximately 812 miles between Sacramento, CA and Salt Lake City, Utah and as more particularly described in the Amended and Restated Agreement for Construction and Sale of a Conduit between the SPC and Qwest dated September 4, 2002. SPC hereby warrants to Qwest that good and clear title to the personal property that comprises the Conduit System is hereby vested in Qwest free and clear of all liens, claims, encumbrances and rights of others.

         IN WITNESS WHEREOF, SPC has caused this Bill of Sale to be executed and delivered in its name this ____ day of _______, 2003.

                                           SIERRA PACIFIC COMMUNICATIONS
                                           ("SPC")

                                           By: ________________________________

                                           Name: ______________________________

                                           Title: _____________________________

                                           Date: ______________________________

Amended and Restated Agreement   Page 17 of 28         As of September 11, 2002

                                    EXHIBIT D

                           NDOT FORM RELEASE LANGUAGE

         IRU Grantee acknowledges and agrees that neither NDOT, nor its representatives, agents, servants, and/or employees is responsible for the continuing Operation and Maintenance of the System and the IRU Grantee's IRU Fibers. Neither NDOT, its representatives, agents, servants, and/or employees shall be responsible or liable for any damage to, or interruption of the Operational status of IRU Grantee's network and/or the IRU Fibers, provided, however, that in the event that Maintenance on the IRU Fibers is required due to the supervening negligence or willful misconduct of NDOT, its representatives, agents, servants of employees, the reasonable costs and expenses of such Maintenance work shall be borne by NDOT, subject to any limitations set forth in the Permittee Agreement between NDOT and SPC. IRU Grantee understands and agrees that the Installation of the IRU Fibers and the System is within a public highway environment and therefore subject to the inherent dangers of such environment including, without limitation damage to the IRU Fibers resulting from traffic accident or construction along the ROW. IRU Grantee agrees to release, remise and forever discharge NDOT, its representatives, agents, servants, and employees from any liability associated with or relating to damage to, or interruption of the Operational status of, the System and/or the IRU Fibers, whether or not the proximate cause of such damage or interruption was the negligence of NDOT, representatives, agents, servants, and/or employees, including, without limitation, liability for incidental or consequential damages and/or loss of business or business revenue; provided, however, that in the event that Maintenance on the IRU Fibers is required due to the supervening negligence or willful misconduct of NDOT, its representatives, agents, servants or employees, the reasonable costs and expenses of such Maintenance work shall be borne by NDOT, subject to the limitations set forth in the Permittee Agreement between NDOT and SPC.

Amended and Restated Agreement   Page 18 of 28         As of September 11, 2002

                                    EXHIBIT E

                                COMPLETION DATES

ROUTE STATUS CONDUIT INSTALLATION:   STATUS               EST. COMPLETION

Sacramento to Reno                   Complete

South Meadows - Lyon/Churchill       79.7% complete          10-30-02

Churchill County NV                  98.5% complete          10-30-02

Lander & Eureka Counties, NV         94% complete            10-30-02

White Pine county, NV                87% complete            10-30-02

Millard County, UT                   99.1% Complete          10-30-02

Juab & Utah Counties, UT             98% complete            10-30-02

Spanish Fork - Bangerter UT          0.0% complete           11-31-02

I15 - Provo POP, UT                  0.0% complete           12-31-02

Provo, UT - SLC                      0.0% complete           01-31-03

Amended and Restated Agreement   Page 19 of 28         As of September 11, 2002

                                    EXHIBIT F

                    MAINTENANCE SPECIFICATIONS AND PROCEDURES

1.       DEFINITIONS:

Terms used in this exhibit are defined in the Agreement and as follows:

Agreement: The Agreement between Qwest Communications ("CUSTOMER") and Sierra Pacific Communications, the Service Provider ("SP")

Cable Relocation: The physical relocation of the System, which may be required by public (e.g., city or state government) or private entities.

Facilities: All physical building spaces, including but not limited to regenerator huts, terminal offices, terminal huts, and manholes, where the System is present along the Route.

Maintenance Activity: All work activities as defined in Section 2 of this Schedule.

Method of Procedure (MOP): The plan developed by the SP, which details the activities, required to be followed during work activities near or on the System.

One-Call Agency: Each state has a state run agency established by the state for anyone (including but not limited to contractors) to call a pre-designated phone number to report potential intrusions to the System. Every state has its own One-Call Agency.

Operations Center (OC): The facility or facilities, along with the personnel and other assets required to monitor, communicate, coordinate, restore, repair, and perform all Maintenance Activity.

Planned Cable Activity (PCA) : Any planned conduit activity, including activities that do not impair the conduit as well as activities that do impair the conduit, that could potentially affect SP's service of the System.

Planned System Work Period (PSWP): A pre-arranged period of time reserved for performing certain work on the System that may potentially impact traffic. Generally, this will be restricted to weekends, avoiding the first and last weekend of each month and high-traffic weekends. The PSWP shall be agreed upon per this Exhibit C of this Agreement.

Restoration, Total (Total Restoration): A condition whereby the conduit cannot carry service along one or more Route Segment(s) or Route Section(s) on a Link(s). An example of this condition is a backhoe severing the conduit.

Service Acceptance Date: The date that the Customer accepts the System and requires service on the System.

2.       MAINTENANCE ACTIVITIES

The following subsections describe the types of Maintenance Activities that must be performed. All Maintenance Activity types described below shall be performed by or under the direction of the SP.

Amended and Restated Agreement   Page 20 of 28          As of September 11, 2002

For all Maintenance Activities, CUSTOMER may contact SP at any time to discuss fiber status or to notify SP of changes in status or any other issues which require action by the SP. However, no other party, including but not limited to a lessee of the CUSTOMER's conduit (i.e. CUSTOMER subleases its conduit to a third party), shall call the SP for anything related to CUSTOMER's conduit without the written agreement of both the CUSTOMER's and SP's escalation lists (Attachment 2) Tier 3 representative. It is the intention of this Agreement that any lessee of fibers in the conduit coordinate all problems and issues solely with the originating party of the Disposition.

Parties have the right to review each other's maintenance standards, which include preventative maintenance procedures, Planned Cable Activity procedures, and cable restoration procedures.

SP shall notify CUSTOMER at least ten (10) business days prior to the date in connection with any Planned System Work Period (PSWP) of any Maintenance Activity and as soon as possible after becoming aware of the need for unscheduled maintenance. CUSTOMER shall have the right to be present during the performance of any Maintenance Activity or unscheduled maintenance so long as this requirement does not interfere with SP's ability to perform its obligations under this Agreement. In the event that Maintenance Activity is canceled or delayed for whatever reason as previously notified, SP shall notify CUSTOMER at SP's earliest opportunity, and will comply with the provisions of the first sentence of this paragraph to reschedule any delayed activity.

Preventative maintenance will be performed according to the SP's standards. Each SP's maintenance standards must include the following:

         2.1. Consistent with Transportation Equity Act 21 (TEA21) Best practices, the SP will:

                  - Subscribe to each and all One-Call Agencies that govern Route Segment(s), Route Section(s) or Link(s) they maintain.

                  -        Abide by all state One-Call Agency laws

                  -        Respond to all locate requests.

                  - Analyze, assign, and dispatch locate request to SP's qualified technicians

         2.2. The SP will positively respond to excavation activity notifications as follows:

------------------------------------------------------------------------
Locate and Mark Cable                Within fifty (50) feet of System
------------------------------------------------------------------------
Locate, Mark, and Standby to         Within ten (10) feet of System
protect conduit
------------------------------------------------------------------------
Positive confirmation of the         Within eighteen (18)inches either
location of the Customer's Conduit   side of System
will be done through various means
(e.g. Potholing) to ensure that
Customers' cable is not damaged
------------------------------------------------------------------------

         2.3.     Positively respond to boring operations as follows:

------------------------------------------------------------------------
Standby and monitor the boring      Within one hundred (100) feet
operation to ensure the cable       of System
is not damaged. (Potholing,
etc. as required)
------------------------------------------------------------------------

Amended and Restated Agreement   Page 21 of 28        As of September 11, 2002

         2.4.     Route Patrol

         Patrol the route by a qualified technician in accordance with the current SP's procedures for maintenance a minimum of four (4) times a year. This "patrol" will consist of riding the route to identify potential maintenance issues (e.g. erosion, encroachments, damaged or missing signs, etc.).

         2.5.     Signs

         The SP will routinely replace signs that are damaged.

         2.6.     Right Of Way Maintenance

         Brush, trees and/or other vegetation should be trimmed to the edge of the ROW as required to support ROW accessibility and worker safety. Under no circumstances should prevailing growth exceed 30 inches in height or lower if it obstructs signage visibility. Ongoing trimming of the ROW communicates a message to others that the underground plant exists in the right of way and that the SP cares about it. As such, ROW-clearing and trimming serves as a crucial part of the overall right-of-way maintenance effort to enhance plant protection.

         At a minimum ROW maintenance must comply with local, state, and federal requirements.

         2.7.     Voltage Suppressor / Arrestor

         Wherever the cable sheath voltage exceeds 50v AC, voltage suppressers or arrestors shall be installed by Customer at the splice points and regenerator locations.

         2.8.     Planned Cable Activity

         A Planned Cable Activity (PCA) is any activity, which can be planned in advance (i.e., not an emergency) that will cause maintenance personnel to physically move the conduit. There are two types of PCAs: intrusive and non-intrusive.

         2.9.     Intrusive PCAs

         An intrusive PCA is an activity where the SP will expose the buffer tube. Examples:

                  - installation of insulating joints / isolation closures,

                  -        reroutes / cutovers / hot cuts

         Intrusive PCAs must be performed from 6pm to 6am local time Monday through Friday or any time during the weekends, excluding holidays. If exceptions are required to these times, including holidays, utilize the escalation list.

         2.10.    Non-Intrusive PCAs

         Examples of non-intrusive PCAs are as follows:

                  -        conduit lowering  or rearrangements

                  -        conduit or manhole rearrangements

         Non-intrusive PCAs can be performed anytime.

Amended and Restated Agreement   Page 22 of 28         As of September 11, 2002

         For ALL PCAs, the SP must notify the CUSTOMER at least fourteen (14) calendar days prior to the activity.

         For PCA activity that will result in signal discontinuity, the following process will be performed:

                  - AT LEAST FOURTEEN (14) CALENDAR DAYS IN ADVANCE: SP shall provide a copy of its Method of Procedure
                           (MOP) in writing to CUSTOMER and will notify
                           CUSTOMER of this PCA per escalation list.

                  - AT LEAST TEN (10) CALENDAR DAYS IN ADVANCE: After receipt of SP's MOP, CUSTOMER then will provide a copy of its MOP to the SP that incorporates the switching, verification, identification, and testing of CUSTOMER's fibers.

                  - AT THE TIME OF THE PCA: The SP and CUSTOMER shall maintain communication via phone for the entire execution of the event. CUSTOMER shall coordinate the execution of CUSTOMER's MOP with SP.

                  - If for any reason any PCA is canceled or delayed, then SP shall notify CUSTOMER as soon as SP is aware of the change, and SP will reschedule the activity.

         2.11.    Cable and Conduit Restoration

         The SP will respond to all CUSTOMER's notifications indicating any failure, any interruption, or any impairment to the CUSTOMER's conduit System.

         2.12.    Restoration

         The SP shall notify CUSTOMER of the cable cut, per the escalation list, including the time of the conduit cut, and the Route Section as soon as possible, but no later than 15 minutes from the time the cut occurs. Once this information is provided to the CUSTOMER, the SP shall establish a communications bridge with the CUSTOMER and stay in constant communication throughout the cable cut.

         The SP shall notify the CUSTOMER of the physical location of the conduit cut as soon as possible but no later than 90 minutes from the time the cable cut occurs.

         For every total cable cut, SP shall respond immediately after receiving notification with a goal of restoring CUSTOMER's conduit in six (6) hours from the time of the cable cut. The only exception to this response time is when an uncontrolled incident, such as a flood, a chemical spill, a fire, a bridge collapse, a riot, or other circumstance prevents access to the damage area.

         To accomplish this conduit restoration, it is acknowledged that the repairs so affected may be temporary in nature. In such event, within twenty-four (24) hours after completion of all temporary Restoration activity, SP shall commence its planning for permanent repair, and thereafter promptly shall notify CUSTOMER of such plans. If the SP informs the CUSTOMER that the temporary conduit repair cannot be made permanent immediately, then the permanent repair shall be mutually agreed upon by both parties.

         The parties agree to mutually support each other during restoration activities.

         In the event the restoration cable is exposed above ground, the SP must provide on-site personnel for conduit protection.

Amended and Restated Agreement   Page 23 of 28         As of September 11, 2002

         2.13.    Conduit Damage and Restoration

         The SP will respond to all notifications indicating any damage to the Conduits in the System. The CUSTOMER will affect repairs to the conduit immediately in occupied conduit or as soon as commercially reasonable and practical in the case of damaged empty conduit. The trench will be back filled using approved materials appropriate to the field conditions. Restoration standards will be at least as found prior to the excavation or better.

         Verification of continuity of Dark Fibers shall be the responsibility of the CUSTOMER.

         2.14.    Hazardous Conditions / Service Precautions

         A hazardous condition or service precaution is when an event, such as flooding, fire, street collapse, cable wash-out or a man-made event such as a train derailment occurs, and there is an increased probability that the System may be damaged, and maintenance activity is needed to prevent any potential damage.

         For these events SP shall notify CUSTOMER, per escalation list, as soon as the SP knows of such event. The SP shall establish a communications bridge for these events and stay in constant communication.

         2.15.    Disaster Recovery

         Disaster recovery is any event that affects service on the System and involves significantly more maintenance activity than just a cable restoration. Examples of disaster recovery are as follows:

                  - train derailment occurs, which by itself would be a hazardous condition, but for this example it destroys a regeneration site, or

                  - the cable at a bridge is washed out and restoration involves deploying several miles of cable to restore service.

         For these events SP shall notify CUSTOMER, per escalation list, as soon as the SP knows of such event. The SP shall establish a communications bridge for these events and stay in constant communication.

         The parties agree to mutually support each other during disaster recovery activities. Examples of support may include providing fault locating, splicing, or running cable. All support is at the discretion of the SP -- meaning that the SP shall have its crew performing disaster recovery and may accept and direct the support from the CUSTOMER if the CUSTOMER offers such support.

3.       OPERATIONS / NETWORK CONTROL CENTER(S)

         3.1.     Operations / Network Control Centers

         The terms Operations Center and Network Control Center are synonymous, and will be called Operations Centers for the remainder of this Schedule.

         SP shall operate and maintain an Operations Center (OC) staffed twenty-four (24) hours a day, seven (7) days a week including all holidays. The OC shall be staffed by trained and

Amended and Restated Agreement   Page 24 of 28         As of September 11, 2002
qualified personnel. SP's maintenance personnel shall be available for dispatch twenty-four (24) hours a day, seven (7) days a week.

4.       ESCALATION LIST

         An escalation list (Attachment 1) will be shared between the parties. This list shall provide for coordination between SP and CUSTOMER for day-to-day issues, coordination of all Maintenance Activity communication and coordination, as well as escalation personnel in the event agreement cannot be reached at the lowest level of the escalation list.

         This escalation list may be modified by either party at any time if the party making the change notifies the other party in writing twenty-four
(24) hours in advance of the change.

         The escalation's Tier 1 contact shall be the day-to-day working level, which shall address daily maintenance operations activities.

5.       FACILITIES

         Except to the extent otherwise expressly provided in the Agreement, CUSTOMER will be solely responsible for providing and paying for any and all maintenance of all electronic, optical, and any other equipment, materials and facilities used by CUSTOMER in connection with the operation of the Dark Fibers, none of which is included in the maintenance services to be provided hereunder.

         Each party agrees that the Facilities shall be placed and maintained in accordance with the requirements and specifications of current editions of the National Electrical Code and the National Electrical Safety Code, the applicable rules and regulations of the Occupational Safety and Health Act (including those of 29 C.F.R. Section 1910.268(a) et seq.) and the requirements of any other authority having jurisdiction. Each party shall promptly furnish to each other, but in no case later than twenty-four (24) hours, copies of all notices, reports, correspondence, submissions, made by either party to federal, state, or municipal environmental, safety, or health authorities. Each party agrees that Facilities shall not physically, electronically or inductively interfere with those of facilities in place.

6.       COVERAGE PERIOD

         Maintenance will be performed for agreed upon Route Segment(s) or Route Section(s) on a Link(s) commencing upon the Service Acceptance Date, and conclude upon expiration or termination of the Agreement.

7.       SUBCONTRACTING

         The SP may subcontract any Maintenance Activities herein, provided the SP shall require the subcontractor(s) to perform in accordance with the Agreement. The use of any such subcontractor shall not relieve SP of any of its obligations herein.

Amended and Restated Agreement   Page 25 of 28         As of September 11, 2002

8.       ESCALATION LISTS

         1.       Touch America 24 by 7 NOC 877-638-6621

         2.       Transport Manager - Tom Good

         3.       NOC Director - Jonathan Strong

         4.       Director, Field Operations - Jerry Piazzola

         5.       Vice President, Networks - Kevin Dennehy

Amended and Restated Agreement   Page 26 of 28         As of September 11, 2002

                                    EXHIBIT G

                                   LITIGATION

1. Bayport Pipeline, Inc. v. STA and Mastec North America, Inc.; Case No. CV-02-0187-HDM (VPC); United States District Court for the District of Nevada; alleged breach of contract action.

2. TI Energy Services, Inc. v. STA; Cause No. 2001-59361; Harris County, Texas; 164th Judicial District; alleged breach of contract action.

3. Cleveland Inspection Services, Inc. v. Sierra Pacific Communications and Touch America, Inc.; Cause No. 0020905259; Salt Lake City, UT; lien foreclosure action.

4. Sorensen Construction, Inc. v. STA; Cause No. 020901281; Salt Lake City, UT; lien foreclosure action.

5.       Adesta Bankruptcy - includes Adesta facilities in Bangerter Hwy and
         I15 in Utah

Amended and Restated Agreement   Page 27 of 28         As of September 11, 2002

                                    EXHIBIT H

                    REGENERATION/AMP SITES IN NEVADA AND UTAH

         Moundhouse, NV
         Lahontan, NV
         Salt Wells, NV
         Edwards Creek, NV
         Cape Horn, NV
         Eureka, NV
         Moorman, NV
         Ely, NV
         Dry Gulch, NV
         Dog Valley, UT
         Hinkley, UT

Amended and Restated Agreement   Page 28 of 28        As of September 11, 2002